Albertsons Companies, LLC Reports First Quarter Results

Boise, ID - July 31, 2017
Albertsons Companies, LLC ("the Company") today reported results for the first quarter of fiscal 2017, which ended June 17, 2017.
First Quarter Fiscal 2017 Highlights

•	Accelerated expansion of the Company's eCommerce and digital offerings

•	Increased penetration of the Company's Own Brands portfolio

•	Opened ten new stores, including five acquired stores, and remodeled 42 stores

•	Completed the acquisition of MedCart Specialty Pharmacy

•	Converted IT systems of 132 Albertsons bannered stores in Southern California

"We remain focused on our customers' needs by providing full, fresh, friendly and clean stores and have accelerated the expansion of our eCommerce and digital offerings," said Bob Miller, Chairman and CEO. "While our identical store sales continued to experience headwinds, they improved sequentially compared to the fourth quarter of fiscal 2016 as deflationary trends in certain categories began to abate and our merchandising plans were tailored to meet our customers' needs. We continue to successfully execute on our Safeway integration plan, and are on track to deliver $800 million in annual run-rate synergies by the end of fiscal 2018. In addition, our Own Brands portfolio continues to have strong growth as we increase penetration with exciting new offerings that are responding well to changing consumer preferences, all at a great value."

Q1 2017 Results
For the 16 weeks ended June 17, 2017 ("first quarter of fiscal 2017"), Net sales and other revenue increased 0.4% to $18.5 billion from $18.4 billion for the 16 weeks ended June 18, 2016 ("first quarter of fiscal 2016"). The increase in sales and other revenue was primarily driven by sales of $309.9 million from new and acquired stores, net of sales related to store closings, and an increase in fuel sales of $131.3 million, partially offset by a decrease of $360.9 million from the decline in identical store sales ("ID Sales").
ID Sales decreased 2.1% in the first quarter of fiscal 2017 compared to an increase of 2.9% in the first quarter of fiscal 2016. During the first quarter of fiscal 2017, ID Sales were impacted by investments in price together with deflation in certain categories, including meat, eggs and dairy.
For the first quarter of fiscal 2017, gross profit margin decreased to 27.4% compared to 27.8% for the first quarter of fiscal 2016. Excluding the impact of fuel, gross profit margin also decreased 40 basis points. The decrease is primarily attributable to investments in price and a temporary increase in supply chain costs related to the integration and conversions of the Company's distribution centers.
For the first quarter of fiscal 2017, Selling and administrative expenses increased to 26.9% of sales, compared to 26.7% of sales for the first quarter of fiscal 2016. Excluding the impact of fuel, Selling and administrative expenses as a percent of sales increased 30 basis points during the first quarter of fiscal 2017 compared to the first quarter of fiscal 2016. The increase in Selling and administrative expenses was primarily attributable to higher depreciation and amortization expense, lower gains on property dispositions and higher employee wage and benefit costs during the first quarter of fiscal 2017 compared to the first quarter of fiscal 2016. These increases were partially offset by lower net pension expense in the first quarter of fiscal 2017 compared to the first quarter of fiscal 2016 primarily due to the $78.9 million charge related to the acquisition of Collington Services, LLC ("Collington") from C&S Wholesale Grocers, Inc. during the first quarter of fiscal 2016.
Interest expense, net was $270.5 million for the first quarter of fiscal 2017 compared to $313.7 million for the first quarter of fiscal 2016. The decrease in Interest expense, net during the first quarter of fiscal 2017 compared to the first quarter of fiscal 2016 is primarily due to lower average interest rates on outstanding borrowings as a result of the Company's refinancing transactions during fiscal 2016. The weighted average interest rate during the first quarter of fiscal 2017 was 6.4% compared to 7.1% during the first quarter of fiscal 2016, excluding amortization of deferred finance costs and debt discounts.
Income tax expense was $0.4 million and $24.1 million for the first quarter of fiscal 2017 and the first quarter of fiscal 2016, respectively. The decrease in Income tax expense is primarily the result of a change in the mix of the Company's income (loss) between companies within its affiliated group. The Company is organized as a limited liability company, wholly owned by its parent, AB Acquisition LLC, and conducts its operations primarily through limited liability companies and Subchapter C corporations. The Company provides for federal and state income taxes on its Subchapter C corporations, which are subject to entity-level tax, and state income taxes on its limited liability companies where applicable. As such, the Company's effective tax rate can fluctuate from period to period depending on the mix of pre-tax income or loss between its limited liability companies and Subchapter C corporations.
Adjusted EBITDA, a non-GAAP measure, was $771.7 million, or 4.2% of sales for the first quarter of fiscal 2017, a decrease of 12.5% compared to $881.5 million, or 4.8% of sales, for the first quarter of fiscal 2016. The decrease in Adjusted EBITDA primarily reflects the Company's investments in price and higher employee wage and benefit costs in the first quarter of fiscal 2017 compared to the first quarter of fiscal 2016. A complete reconciliation of Net loss to Adjusted EBITDA is included in this release.

Liquidity
Net cash provided by operating activities was $654.3 million for the first quarter of fiscal 2017 compared to $570.1 million for the first quarter of fiscal 2016. The increase in cash flow from operations was primarily due to a decrease of $86.4 million in income taxes paid and $22.6 million in lower interest paid, partially offset by lower operating income and other changes in working capital.
As of June 17, 2017, the Company had no borrowings outstanding under its $4.0 billion asset-based loan facility, and total availability of approximately $3.1 billion (net of letters of credit usage).
On June 16, 2017, the Company repaid $250.0 million of its existing term loans. In addition, on June 27, 2017, the Company entered into a repricing amendment to its term loan facility. The repricing resulted in a 25 basis point reduction in the Company's term loan interest rates, which will reduce annual interest expense by approximately $15 million.
On June 30, 2017, the Company's parent, AB Acquisition LLC, made a cash distribution of $250.0 million to its members, which was funded with the Company's cash on hand.
Capital Expenditures and Acquisitions
Capital expenditures were $422.6 million for the first quarter of fiscal 2017, which included the opening of five new stores, 42 remodels and continued investment in the Company's digital and eCommerce technology. In fiscal 2017, the Company expects to spend approximately $1.5 billion in capital expenditures.
On May 31, 2017, the Company acquired MedCart Specialty Pharmacy ("MedCart"), an industry-leading, URAC accredited, pharmaceutical and healthcare provider that offers complete solutions to patients with complex diseases. The acquisition of MedCart is an exciting step in the evolution of the Company's pharmacy business, which will allow the Company to expand its specialty pharmacy offerings and better serve its customers.

About Us
Albertsons Companies is one of the largest food and drug retailers in the United States. As of June 17, 2017, the Company operated 2,329 retail food and drug stores with 1,784 pharmacies, 393 associated fuel centers, 27 dedicated distribution centers and 18 manufacturing facilities. The Company's stores predominantly operate under the banners Albertsons, Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Sav-On, Jewel-Osco, Acme, Shaw's, Star Market, United Supermarkets, Market Street, Amigos, Haggen and United Express.
Forward-Looking Statements and Non-GAAP Measures
This earnings report may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company's current expectations and assumptions and involve risks and uncertainties that could cause actual results or events to be materially different from those anticipated. The Company undertakes no obligation to update or revise any such statements as a result of new information, future events or otherwise.
EBITDA and Adjusted EBITDA (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby facilitate review of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the Company's results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA and Adjusted EBITDA provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company also uses Adjusted EBITDA, as further adjusted for additional items defined in its debt instruments, for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Albertsons Companies, LLC and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	16 weeks ended
	June 17, 2017	June 18, 2016
Net sales and other revenue	$18,460.0	$18,391.7
Cost of sales	13,401.5	13,270.7
Gross profit	5,058.5	5,121.0

Selling and administrative expenses	4,967.9	4,921.6
Operating income	90.6	199.4

Interest expense, net	270.5	313.7
Other expense (income)	24.6	(4.8)
Loss before income taxes	(204.5)	(109.5)

Income tax expense	0.4	24.1
Net loss	$(204.9)	$(133.6)

Margins
Gross profit	27.4%	27.8%
Selling and administrative expenses	26.9%	26.7%

Store data
Number of stores at end of quarter	2,329	2,311

Albertsons Companies, LLC and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 17, 2017	February 25, 2017
ASSETS
Current assets
Cash and cash equivalents	$1,063.4	$1,219.2
Receivables, net	599.0	631.0
Inventories, net	4,436.7	4,464.0
Other current assets	328.5	479.0
Total current assets	6,427.6	6,793.2

Property and equipment, net	11,340.8	11,511.8
Intangible assets, net	3,374.2	3,497.8
Goodwill	1,179.4	1,167.8
Other assets	861.2	784.4
TOTAL ASSETS	$23,183.2	$23,755.0

LIABILITIES AND MEMBER EQUITY
Current liabilities
Accounts payable	$3,156.6	$3,034.7
Accrued salaries and wages	925.2	1,007.5
Current maturities of long-term debt and capitalized lease obligations	303.9	318.5
Other current liabilities	1,338.0	1,380.1
Total current liabilities	5,723.7	5,740.8

Long-term debt and capitalized lease obligations	11,754.2	12,019.4
Deferred income taxes	1,432.4	1,479.8
Other long-term liabilities	3,087.0	3,143.8

Commitments and contingencies

Member equity
Member investment	1,991.0	1,999.3
Accumulated other comprehensive income (loss)	15.1	(12.8)
Accumulated deficit	(820.2)	(615.3)
Total member equity	1,185.9	1,371.2
TOTAL LIABILITIES AND MEMBER EQUITY	$23,183.2	$23,755.0

Albertsons Companies, LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	16 weeks ended
	June 17, 2017	June 18, 2016
Cash flows from operating activities:
Net loss	$(204.9)	$(133.6)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net gain on property dispositions, asset impairment and lease exit costs	(1.9)	(43.5)
Depreciation and amortization	578.4	531.8
LIFO expense	15.7	13.5
Deferred income tax	(71.5)	(145.4)
Pension and post-retirement benefits expense	7.5	84.8
Contributions to pension and post-retirement benefit plans	(2.1)	(5.2)
Loss (gain) on interest rate swaps and commodity hedges, net	1.1	(8.7)
Amortization and write-off of deferred financing costs	15.7	25.8
Equity-based compensation expense	8.8	15.8
Other	49.2	20.2
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
Receivables, net	32.7	27.2
Inventories, net	14.2	24.9
Accounts payable, accrued salaries and wages and other accrued liabilities	131.9	46.9
Other operating assets and liabilities	79.5	115.6
Net cash provided by operating activities	654.3	570.1

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(34.5)	(146.6)
Payments for property, equipment and intangibles, including payments for lease buyouts	(422.6)	(397.8)
Proceeds from sale of assets	2.6	336.2
Changes in restricted cash	(19.1)	(90.8)
Other	(0.9)	63.5
Net cash used in investing activities	(474.5)	(235.5)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,300.0
Payments on long-term borrowings	(268.0)	(648.7)
Payments of obligations under capital leases	(31.1)	(34.1)
Payments for debt financing costs	—	(15.5)
Other	(36.5)	(39.8)
Net cash (used in) provided by financing activities	(335.6)	561.9

Net (decrease) increase in cash and cash equivalents	(155.8)	896.5
Cash and cash equivalents at beginning of period	1,219.2	579.7
Cash and cash equivalents at end of period	$1,063.4	$1,476.2

Albertsons Companies, LLC and Subsidiaries
Adjusted EBITDA
(in millions)

The following is a reconciliation of Net loss to Adjusted EBITDA (in millions):

	16 weeks ended
	June 17, 2017	June 18, 2016
Net loss	$(204.9)	$(133.6)
Depreciation and amortization	578.4	531.8
Interest expense, net	270.5	313.7
Income tax expense	0.4	24.1
EBITDA	644.4	736.0

Loss (gain) on interest rate and commodity hedges, net	1.1	(8.7)
Acquisition and integration costs (1)	57.9	73.7
Equity-based compensation expense	8.8	15.8
Net gain on property dispositions, asset impairment and lease exit costs	(1.9)	(43.5)
LIFO expense	15.7	13.5
Collington acquisition (2)	—	78.9
Facility closures and related transition costs (3)	4.5	11.5
Fair value adjustments to CVRs	29.1	7.2
Other (4)	12.1	(2.9)
Adjusted EBITDA	$771.7	$881.5
(1) Primarily includes costs related to acquisitions, integration of acquired businesses and expenses related to management fees paid in connection with acquisition and financing activities.
(2) The 16 weeks ended June 18, 2016 includes a charge to pension expense, net related to the settlement of a pre-existing contractual relationship and assumption of the pension plan related to the Collington acquisition.
(3) Includes costs related to facility closures and the transition to the Company's decentralized operating model.
(4) Primarily includes lease adjustments related to deferred rents and deferred gains on leases. Also includes amortization of unfavorable leases on acquired Safeway surplus properties, estimated losses related to the security breach, earnings from Casa Ley, S.A. de C.V., foreign currency translation gains, costs related to the Company's initial public offering and pension expense (exclusive of the charge related to the Collington acquisition) in excess of cash contributions.